Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of Rule 10b5-1 Plan By Executive Officer

Milwaukee, WI — May 18, 2011/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that William H. Reitman, Senior Vice President – Business Development & Customer Support, has entered into an individual stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Reitman informed the Company that under his trading plan he intends to sell 66,970 shares of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2011 and August 2013. The purpose of the plan is to provide Mr. Reitman with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that Mr. Reitman may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices of the Company’s stock on the dates the stock options are exercised exceed the exercise prices of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

David J. Rodgers
Senior Vice President and Chief Financial Officer

/CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/